Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-240122 on Form S-1 of our report dated April 10, 2020 (August 12, 2020 as to the effects of the reverse stock split discussed in Note 17), relating to the financial statements of Harmony Biosciences Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 12, 2020